Exhibit 99.2

Ensco to Acquire Atwood Oceanics
Employee Frequently Asked Questions (FAQ)

Introduction

We are pleased to provide this FAQ document to address your questions regarding our proposed acquisition of Atwood Oceanics. The acquisition will take a number of months to finalize and our goal is to be as transparent as possible as we manage this transition.

If you are an Ensco shareholder, a proxy statement will soon be filed with the SEC that addresses many shareholder-related questions. It will be available on our website, www.enscoplc.com.

What was announced?

Today, we announced that we have entered into a definitive agreement under which Ensco will acquire Atwood. The boards of directors of both companies have unanimously approved the transaction.

Details of the announcement were issued in a press release today that was sent to all employees. CEO and President Carl Trowell also sent a memo to employees, which is posted on PayZone.

Who is Atwood?

For those of you who are not familiar with Atwood, they own one of the most technologically advanced drilling fleets in the world with four new 7th generation drillships in service or under construction, two ultra-deepwater semisubmersibles and five high-specification jackups. They have strong relationships with customers in West Africa, the Mediterranean and the Asia Pacific region.

Why are we acquiring Atwood?

Scale, diversification and financial strength have become increasingly important in our sector. We will bolster all three through this acquisition — furthering our ability to participate in all stages of the market recovery while increasing shareholder value.

This acquisition will:

•                  enhance our fleet with additional high-specification floaters and jackups,

•                  refresh our premium jackup fleet,

•                  maintain our balanced exposure to deep- and shallow-water markets,

•                  expand our customer base, and

•                  increase our presence in key geographies.

With this acquisition, Ensco will have 21 ultra-deepwater rigs with an average age of five years, along with five deep- and mid-water semisubmersibles — forming one of the most capable floater fleets in the industry.

As part of the multi-year renewal of our jackup fleet, we have sold twelve less capable jackups and built six since 2013. Atwood’s five high-specification jackups help us to accelerate the refresh of our fleet, which will become the largest jackup fleet in the world with 37 rigs, including 27 premium rigs. This positions us to capitalize on the broad-based pick up in customer activity in the shallow water market.

Financially, we will have a strong balance sheet and significant liquidity that allows us to continue to re-invest in our business and increase shareholder value.

By bringing Ensco and Atwood together, we will form an even stronger company that will be well positioned to capitalize on growth opportunities within our industry.

When will the acquisition be completed?

The proposed acquisition will be reviewed by several regulatory agencies, and Ensco and Atwood shareholders must each approve the transaction. If you are a shareholder, you will receive a proxy statement that contains detailed information regarding the voting process.

Assuming regulatory approvals are secured and Ensco and Atwood shareholders vote in favour of the proposal at their special meetings, we anticipate that the acquisition will become effective before the end of 2017.

What happens during the transition?

Ensco and Atwood will continue operations as separate entities until the acquisition is finalized. You should not contact employees at Atwood unless directed by your supervisor.

What should I do if I receive questions from customers?

Senior managers will be communicating with customers regarding our announcement.  Should you receive questions from other outside parties, such as the media or analysts, please refer them to the Investor Relations Department at 713-430-4607 or ir.hdqrs@enscoplc.com.

What does this mean for me?

Day to day job responsibilities are not expected to change during the transition.  As we finalize the acquisition, more details will become available.  Each of us should continue to focus on safety, operations and delivering high-quality service to our customers.

Forward-Looking Statements

Statements included in this document regarding the proposed transaction, benefits, expected synergies and other expense savings and operational and administrative efficiencies, opportunities, timing, expense and effects of the transaction, financial performance, accretion to discounted cash flows, revenue growth, future dividend levels, credit ratings or other attributes of Ensco plc (“Ensco”) following the completion of the transaction and other statements that are not historical facts, are forward-looking statements (including within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended).  Forward-looking statements include words or phrases such as “anticipate,” “believe,” “contemplate,” “estimate,” “expect,” “intend,” “plan,” “project,” “could,” “may,” “might,” “should,” “will” and words and phrases of similar import.  These statements involve risks and uncertainties including, but not limited to, actions by regulatory authorities, rating agencies or other third parties, actions by the respective companies’ security holders, costs and difficulties related to integration of Atwood Oceanics, Inc. (“Atwood”), delays, costs and difficulties related to the transaction, market conditions, and Ensco’s financial results and performance following the completion of the transaction, satisfaction of closing conditions, ability to repay debt and timing thereof, availability and terms of any financing and other factors detailed in the risk factors section and elsewhere in Ensco’s and Atwood’s Annual Report on Form 10-K for the year ended December 31, 2016 and September 30, 2016, respectively, and their respective other filings with the Securities and Exchange Commission (the “SEC”), which are available on the SEC’s website at www.sec.gov.  Should one or more of these risks or uncertainties materialize (or the other consequences of such a development worsen), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected.  All information in this document is as of today.  Except as required by law, both Ensco and Atwood disclaim any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.

Important Additional Information Regarding the Transaction Will Be Filed With the SEC

In connection with the proposed transaction, Ensco will file a registration statement on Form S-4, including a joint proxy statement/prospectus of Ensco and Atwood, with the SEC.  INVESTORS AND SECURITY HOLDERS OF ENSCO AND ATWOOD ARE ADVISED TO CAREFULLY READ THE REGISTRATION STATEMENT AND PROXY STATEMENT/PROSPECTUS (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS THERETO) WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TRANSACTION, THE PARTIES TO THE TRANSACTION AND THE RISKS ASSOCIATED WITH THE TRANSACTION.  A definitive joint proxy statement/prospectus will be sent to security holders of Ensco and Atwood in connection with the Ensco and Atwood shareholder meetings.  Investors and security holders may obtain a free copy of the joint proxy statement/prospectus (when available) and other relevant documents filed by Ensco and Atwood with the SEC from the SEC’s website at www.sec.gov.  Security holders and other interested parties will also be able to obtain, without charge, a copy of the joint proxy statement/prospectus and other relevant documents (when available) by directing a request by mail or telephone to either Investor Relations, Ensco plc, 5847 San Felipe, Suite 3300, Houston, Texas 77057, telephone 713-430-4607, or Investor Relations, Atwood Oceanics, Inc., 15011 Katy Freeway, Suite 800, Houston, Texas 77094, telephone 281-749-7840.  Copies of the documents filed by Ensco with the SEC will be available free of charge on Ensco’s website at www.enscoplc.com under the tab “Investors.”  Copies of the documents filed by Atwood with the SEC will be available free of charge on Atwood’s website at www.atwd.com under the tab “Investor Relations.”  Security holders may also read and copy any reports, statements and other information filed with the SEC at the SEC public reference room at 100 F Street N.E., Room 1580, Washington D.C. 20549. Please call the SEC at (800) 732-0330 or visit the SEC’s website for further information on its public reference room.

Participants in the Solicitation

Ensco and Atwood and their respective directors, executive officers and certain other members of management may be deemed to be participants in the solicitation of proxies from their respective security holders with respect to the transaction.  Information about these persons is set forth in Ensco’s proxy statement relating to its 2017 General Meeting of Shareholders and Atwood’s proxy statement relating to its 2017 Annual Meeting of Shareholders, as filed with the SEC on 31 March 2017 and 9 January 2017, respectively, and subsequent statements of changes in beneficial ownership on file with the SEC.  Security holders and investors may obtain additional information regarding the interests of such persons, which may be different than those of the respective companies’ security holders generally, by reading the joint proxy statement/prospectus and other relevant documents regarding the transaction, which will be filed with the SEC.

No Offer or Solicitation

This document is not intended to and does not constitute an offer to sell or the solicitation of an offer to subscribe for or buy or an invitation to purchase or subscribe for any securities or the solicitation of any vote in any jurisdiction pursuant to the proposed transaction or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law.  Subject to certain exceptions to be approved by the relevant regulators or certain facts to be ascertained, the public offer will not be made directly or indirectly, in or into any jurisdiction where to do so would constitute a violation of the laws of such jurisdiction, or by use of the mails or by any means or instrumentality (including without limitation, facsimile transmission, telephone and the internet) of interstate or foreign commerce, or any facility of a national securities exchange, of any such jurisdiction.

Service of Process

Ensco is incorporated under the laws of England and Wales.  In addition, some of its officers and directors reside outside the United States, and some or all of its assets are or may be located in jurisdictions outside the United States.  Therefore, investors may have difficulty effecting service of process within the United States upon those persons or recovering against Ensco or its officers or directors on judgments of United States courts, including judgments based upon the civil liability provisions of the United States federal securities laws. It may not be possible to sue Ensco or its officers or directors in a non-U.S. court for violations of the U.S. securities laws.